Exhibit 10.1

CHARGING STATION SITE HOST AGREEMENT

This Site Host Agreement (hereafter the “Agreement”) is effective as of 10/26/2022 (hereafter the “Effective Date”), by and between, Genufood Energy Enzymes Corp. DBA GigaEVC, a Nevada corporation (“OTC: GFOO”, hereafter “EV Charging Service Provider” or “GigaEVC”), and _____________ (hereafter “Site Host”). EV Charging Service Provider and Site Host may collectively be referred to herein as the “Parties” or individually as “Party.”

RECITALS

WHEREAS, Site Host has agreed to allow the construction, installation, operation, and maintenance of one or Level 2 Charging stations (“L2 Chargers”, or “Charging Stations”) on its real property (the “Property”) in the location more specifically identified herein and has also agreed to allow public use of the L2 Chargers.

WHEREAS, The Parties agree to revenue share the proceeds stemming from the acquisition and placement of fast charging equipment by EV Charging Service Provider onto Site Host.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, EV Charging Service Provider and Site Host agree as follows:

1.	EV Charging Service Provider General Obligations for Equipment and Services. EV Charging Service Provider shall provide the following equipment and services:

A.	Purchase of up to _________ Level 2 EV Chargers, the general specifications for which are detailed in Exhibit A together with all other mechanical, electrical, and physical components necessary for the installation, connection, and operation of the Charging Station in accordance with this Agreement (“Equipment”);

B.	Prepare the site and install the Equipment at the location approved and identified by Site Host and qualified and licensed contractors (the “Project Site”), as detailed in Exhibit B;

C.	Design, install, wire, connect and integrate the charging system, consumption/use meters, and related equipment into the public power grid in a manner sufficient to allow consumer operation of the L2 Chargers and the ongoing metering of power usage from each charging port. Plans will be reviewed and mutually approved by EV Charging Service Provider and Site host, which is subject to EV Charging Service Provider’s final approval;

D.	Pay all costs of its contractors associated with the delivery, site preparation, installation, and setup of the Equipment at the Project Site;

E.	Facilitate all necessary communications, instructions, and network systems amongst contractors to facilitate public charging;

F.	Install a separate meter for all L2 Chargers;

G.	Provide ongoing maintenance of the Equipment for the term of the Agreement; and

H.	Produce quarterly reports on the utilization of the L2 Chargers.

2.	Site Host General Obligations. Site Host shall provide the following equipment and services:

A.	Provide an easement for placement, use, and operation of up to L2 Chargers at the Project Site for the full term of this Agreement;

B.	Provide the necessary temporary construction easement for EV Charging Service Provider and its contractors for preparation of the Project Site and for installation of the Equipment; Any work performed on site will be scheduled and notified to the Site Host in advance.

C.	Allow reasonable ongoing access to the Project Site and Equipment in order for EV Charging Service Provider and its approved contractors to collect, use, and distribute data; installation, maintenance, repair, replacement and approved de-installation of the Equipment, power lines, conduits, and meters;

D.	Will not uninstall the Equipment, or knowingly allow the Equipment to be opened, accessed, modified, or repaired by anyone other than EV Charging Service Provider or its licensed contractors;

E.	Shall cause the Project Site to be maintained in a clean, safe, and orderly condition to at least the same standard as to which other areas at the Property that are under the Site Host’s control are maintained;

F.	For purposes of clarification, Host shall have no responsibility to maintain L2 Chargers or related equipment, hardware, software, or signage.

3.	Revenue Sharing and Access Fee.

A.	The Parties agree that the Equipment installed by EV Charging Service Provider will generate revenue through the patronage of customers utilizing the L2 Chargers placed with the Site Host.

B.	EV Charging Service Provider shall sell electricity through the L2 Chargers to customers (including Site Host’s customer) at price/rate determined by EV Charging Service Provider. The Parties may enter separate arrangement to offer Site Host’s customers and/or employees certain incentives to satisfy mutual marketing needs.

C.	The Parties will revenue share sales of electricity in accordance to below.

1)	The Revenue generated through the sale of electricity through the Equipment (hereafter “Gross”) shall then be deducted by the following:

2)	The cost to Site Host to acquire said sold energy (e.g.: cost of electricity); and

3)	Other fees directly attributable to payment processing and/or networking capability of the equipment;

If after subtracting from revenue generated through the sale of electricity through equipment credit card processing fees there is a shortfall to cover Network fees, EV Charging Service Provider will cover such a shortfall.

b)	As a result of the reductions from Gross as anticipated in Section 4(c), the Parties shall calculate the net revenue on a monthly basis (hereafter “Monthly Net”);

1)	___ percent ([ ]%) of the Monthly Net shall belong to Site Host; and

2)	___ percent ([ ]%) of the Monthly Net shall belong to EV Charging Service Provider;

c)	EV Charging Service Provider will collect the proceeds generated from the sale of electricity from the L2 Chargers and will then perform the necessary revenue split calculations (i.e. deduction of the cost of electricity, credit card processing fees, network fees and maintenance fees) to determine Site Host’s revenue share portion and will remit said revenue share portion to Site Host;

d)	In order to allow EV Charging Service Provider to perform the revenue sharing calculation, Site Host will provide EV Charging Service Provider with a hard copy or electronic/digital copy of Site Host’s electricity bills on the 1st (first) day of each month or will allow EV Charging Service Provider to view the bills electronically on an on-going basis;

e)	Site Host understands that until it provides its electricity bills to EV Charging Service Provider, EV Charging Service Provider will be unable to perform a revenue share calculation and remit the revenue share portion to Site Host;

f)	EV Charging Service Provider will have 30 (thirty) days from receipt of Station Host’s electrical bills to remit the appropriate revenue share portion to Site Host.

5)	Term & Termination:

a)	Terms: The term hereof shall begin upon the Effective Date. The date the L2 Chargers becomes operational will hereafter be referred to as the “Commencement Date.” The term hereof shall expire five (5) years from the Commencement Date (hereafter the “Termination Date”), unless sooner terminated in accordance with the provisions hereof. Following the expiration of the initial Term, this Agreement will automatically renew for successive one (1) year periods, unless terminated by either party upon at least ninety (90) days prior written notice.

b)	Year Five Clause: EV Charging Service Provider reserves the right to replace the L2 Chargers at the Project Site with an equipment that is comparable or better to the equipment that was previously installed. EV Charging Service Provider will give notice to Site Host of its intent to replace the Equipment on or before the Termination Date. If EV Charging Service Provider notifies the Site Host of such intent at or near the Termination Date, EV Charging Service Provider will then replace the L2 Chargers no later than 120 days after the Termination Date. The terms of this Agreement will remain in effect during that 120- day period after the Termination Date. Site Host will take all reasonable steps to allow EV Charging Service Provider to remove the pre-existing L2 Chargers and replace the pre- existing L2 Chargers with new equipment. EV Charging Service Provider shall bear the cost to remove and replace the pre-existing L2 Chargers. The removed pre-existing L2 Chargers will then become the exclusive property of EV Charging Service Provider. If EV Charging Service Provider elects to replace the L2 Chargers, this will cause the termination date of the Agreement to extend for an additional five (5) year term from the Termination Date. If existing L2 Chargers is replaced with new equipment, site host grants all interest to EV Charging Service Provider of any rebate associated with equipment replacement.

c)	Early Termination Clause: This Agreement may be terminated upon thirty (30) days’ written notice to either party without penalty of fee in the following instances:

1)	In the case of EV Charging Service Provider, at any time prior to the submission of the permit application for construction of the L2 Chargers at the Project Site or in the event that EV Charging Service Provider determines that the construction or continued operation of the L2 Chargers is impracticable or uneconomical.

2)	In the case of Site Host, in the event the Commencement Date has not occurred within twelve (12) months following the Agreement Date, provided that Site Host’s rights shall terminate upon the Commencement Date.

d)	Termination for Cause: This Agreement may be terminated for cause by either party in the event of the following:

1)	Breach: The other party breaches or fails to perform any of its obligations in any material respect, and such breach or failure continues uncured for ten (10) business days after receipt of written notice; provided that if such breach or failure reasonably requires more than ten (10) business days to cure, this provision shall not be triggered if such breaching party commences to cure within such period and diligently proceeds to complete such cure.

2)	Insolvency: The other party becomes insolvent or proceedings are instituted by or against it under any provision of any federal or state bankruptcy or insolvency laws.

3)	Change in Chief Executive Officer at EV Charging Service Provider.

6)	Ownership of Equipment and Content

a)	GigaEVC shall retain title to and ownership of the L2 Chargers (including related equipment, hardware, software, signage and supporting equipment and structures) after units are commissioned and final inspection is approved.

b)	This Agreement is binding on and inures to the benefit of the parties and their respective heirs, successors, assigns, and personal representatives. GigaEVC may assign this Agreement and any or all of its rights and obligations hereunder to its respective successors and assigns.

c)	All of the information, content, services and software displayed on, transmitted through, stored within, or otherwise used in connection with the use and operation of the Equipment, including, but not limited to data, text, photographs, images, illustrations, video, html, source and object code, software, internet account access, advertising, and the like (collectively, the “Content”) is owned by GigaEVC and will be shared with Site Host, and GigaEVC’s affiliates, licensors or suppliers.

d)	It is agreed that EV Charging Service Provider shall have control over the solicitation, contracting, and distribution of any and all media content relating to the L2 Chargers, including but not limited to, any media content data transmitted to or from the L2 Chargers and displayed using the L2 Chargers. EV Charging Service Provider will work in good faith with Site Host to resolve any objections that the Site Host may have with the subject matter, time of display, and/or format of media content. EV Charging Service Provider will take reasonable efforts to avoid distributing media content that conflicts with Site Host media and advertising.

7)	Construction and Installation

a)	Installation Activities: EV Charging Service Provider shall, at its sole cost and expense, be responsible for all installation activities (hereafter “Installation Activities”) required to support the operation of the L2 Chargers and services therewith, including the hiring and coordination of all vendors and contractors; the installation of electrical equipment, utility lines, hardware, and software; site preparation, trenching, repaving, and landscaping.

b)	Plans: Before beginning any Installation Activities, GigaEVC shall provide a copy of the construction schedule and installation plans to Host for its approval, which approval shall not be unreasonably delayed or withheld.

8)	Access and Limitations on Use of Project Site

a)	The Project Site and related parking spaces made available to the Project may be used for providing publicly-accessible electric vehicle charging.

b)	Site Host shall provide EV Charging Service Provider, its employees and contractors with reasonable access to the parking spaces and equipment and shall otherwise provide the same amenities and services it affords to other users of Site Host’s parking facilities.

c)	GigaEVC may provide access to the Charging Station and GigaEVC Charging Stalls to its subscribers, customers, agents, employees, contractors, vendors, guests, and invitees (“GigaEVC Customers”) and Site Host customers and/or employees who shall be charged in amounts reasonably determined by GigaEVC, which may change from time to time in GigaEVC’s sole discretion. GigaEVC Customers may include members of the public, as well as commercial fleet and rideshare vehicles.

9)	Electricity:

a)	Host grants to GigaEVC the right to receive utility services including but not limited to electric, and Host will ensure the utility service supplier constructs, installs, inspects, maintains, and replaces, as required said utility services to serve the Charging Station.

b)	Throughout the Term, Host and/or EV Charging Service Provider shall obtain and maintain metered electricity service that will service the Charging Station. Host shall reasonably cooperate with GigaEVC’s efforts regarding the provision of electricity to the Charging Station. Neither Site Host nor EV Charging Service Provider has any responsibility or liability for interruption, curtailment, failure, or defect in the supply of utilities furnished to the Charging Stations.

10)	Allocation of Rebates and Environmental Benefits

a)	Site Host assigns to EV Charging Service Provider any and all renewable energy credits, allowances, or other indicators of environmental benefit (e.g., carbon credits) attributable to the presence of the Equipment or Charging Stations during the Term of this Agreement.

b)	Site Host Will assign to EV Charging Service Provider all interest in all and any rebates that Site Host may receive relating to the Charging Station, equipment and/or this Agreement.

11)	Signage and Promotional Activities

a)	EV Charging Service Provider shall have the right to place Project-related signage to denote the location of the Charging Station and the services available and may place other signage or advertising as mutually agreed upon by the Site Host and EV Charging Service Provider from time to time.

b)	Signage and Branding: GigaEVC may stripe and place appropriate signage at GigaEVC charging stalls, and mark the Charging Station and related GigaEVC equipment in GigaEVC’s sole discretion. In addition, subject to Host’s prior approval, not to be unreasonably withheld, GigaEVC may place signage, marks, or advertising devices in, on, or about and around the Project Site within the Site Host Property at GigaEVC’s sole cost and subject to applicable laws and regulations. At no time may Site Host place any signage on GigaEVC property, or Project Site.

c)	Promotional Activities. During the Term of this Agreement, GigaEVC may promote the availability of the Charging Station (to the extent it is on GigaEVC’s network of EV Charging Stations) through traditional and/or electronic media, including providing the address of the Site Host Property and a description thereof. No party shall use the other party’s trade or service marks, logos or other proprietary materials without the prior written consent of the other party.

d)	Publicity. GigaEVC may publicly disclosed the name of Site Host, the address of the Host property, the number of charging stations at the Site Host Property, and brief status information about the progress of construction at the Site Host property.

12)	Insurance

a)	Through the term of this Agreement, the EVSE is insured by EV Charging Service Provider under its general liability insurance policy. EV Charging Service Provider will furnish a copy of its insurance to the Site Host prior to installation.

13)	Breach and Opportunity to Cure

a)	If either party breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of that breach, then the non-breaching party may terminate this Agreement effective as of the end of such thirty (30) day period. Additionally, either party may terminate this Agreement immediately if the other party (i) ceases to do business in the ordinary course; or (ii) either voluntarily or involuntarily files a bankruptcy petition which is not vacated within thirty (30) days of filing. No such termination will be deemed a waiver of any claim for damages by the non-terminating party.

b)	If the Site Host breaches or terminates the Agreement prior to the Termination Date, Site Host will be required to reimburse EV Charging Service Provider for all costs incurred relating to the installation of the Equipment within thirty (30) days of receipt of an invoice and supporting documentation from EV Charging Service Provider. The Site Host will also be required to reimburse EV Charging Service Provider for the total amount of any rebates EV Charging Service Provider received relating to the Charging Stations, equipment, DCFC Stations, Level II hub, and/or this Agreement.

14)	Indemnification

a)	EV Charging Service Provider shall indemnify and hold harmless Site Host, and any tenant, guest, customer, patron, or employee of Site Host, from and against any and all liability and expense of any kind, including reasonable attorneys’ fees, arising from injuries or damages to persons or property resulting in any way from the negligence of EV Charging Service Provider, its contractors, agents, or employees. EV Charging Service Provider’s indemnification obligations herein shall extend up to the greater of either (i) the limit of any insurance coverage held by EV Charging Service Provider and insuring it against any public liability. It is a condition of this indemnification provision that EV Charging Service Provider shall receive prompt notice from Site Host of any claim against Site Host for which indemnification from EV Charging Service Provider is claimed.

b)	Site Host agrees to indemnify EV Charging Service Provider, its officers, board, employees, and agents, and hold all of same harmless from and against any and all liability and expense of any kind, including reasonable attorneys’ fees, arising from injuries or damages to persons or property resulting in any way from any act or negligence of Site Host, its contractors, agents or employees. It is a condition of this indemnification provision that Site Host shall receive prompt notice from EV Charging Service Provider of any claim against EV Charging Service Provider.

15)	Limitation of Liability

NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESSED, IMPLIED, ORAL OR STATUTORY, IS PROVIDED TO THE SITE HOST OR ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY, CONDITION OR REPRESENTATION: (A) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE; (B) THAT THE CHARGING STATION, OR RELATED EQUIPMENT WILL BE FREE FROM INFRINGEMENT OR VIOLATION OF ANY RIGHTS, INCLUDING INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; OR

(C) THAT THE OPERATION OF ANY SOFTWARE OR HARDWARE SUPPLIED WILL BE UNINTERRUPTED OR ERROR FREE. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY HEREIN FAILS OF ITS ESSENTIAL PURPOSE. THE SITE HOST’S SOLE AND EXCLUSIVE REMEDIES HEREUNDER AND THE ONLY LIABILITY OF EV CHARGING SERVICE PROVIDER IS EXPRESSLY LIMITED TO THE TERMS OF THE AGREEMENT. EV CHARGING SERVICE PROVIDER SHALL NOT BE LIABLE TO THE SITE HOST, OR ANY THIRD PARTY, FOR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, LITIGATION COSTS, LOSS OF DATA, LOSS OF PRODUCTION, AND/OR LOSS OF PROFIT ARISING FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH COSTS OR DAMAGES.

FOR PURPOSES OF THIS PROVISION, EV CHARGING SERVICE PROVIDER INCLUDES EV CHARGING SERVICE PROVIDER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, CONTRACTORS, SUBCONTRACTORS, AND SUPPLIERS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ANY CLAIMS FOR DAMAGES BY EITHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO ACTUAL RECOVERIES UNDER SUCH PARTY’S INSURANCE POLICIES.

16)	Disputes Resolution

a)	Governing Law: This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without reference to its conflict of law rules.

b)	Arbitration: Except where necessary to seek injunctive relief to prevent or enjoin loss or harm to Intellectual Property, any dispute arising out of or relating to this Agreement shall be subject to mandatory confidential mediation for a period of up to thirty (30) days, unless extended mutually by the Parties, by a neutral third party mediator acceptable to both Parties. Any dispute not resolved by such mediation, arising out of or relating to this Agreement shall be subject to final and binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association; provided that the arbitrator(s) shall be neutral and shall be chosen from a panel of arbitrators knowledgeable in the business of electronic manufacturing. The arbitration shall be held in Los Angeles, California, unless otherwise mutually agreed but the Parties. The arbitrator(s) shall not have the power to award punitive or exemplary damages, or any damages, which are disclaimed or waived in this Agreement. The decision and aware of the arbitrator(s) shall be final and binding, and the award so rendered may be entered in any court having jurisdiction thereof. Where it is necessary for a Party to seek injunctive relief to prevent or enjoin immediate and irreparable loss or harm to Intellectual Property, GigaEVC and Site Host hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of California or the United States District Court for the District of Southern California and all courts competent to hear any appeal therefrom. Nothing contained herein shall be deemed to waive arbitration for any claim other than injunctive relief to the sole extent described herein.

17)	Notices

a)	All notices and other communications provided hereunder must be in writing and will be deemed given: (i) on the date of hand-delivery; (ii) on the date when sent by facsimile (with confirmation of transmission); (iii) on the date when sent by email, with confirmation of receipt; (iv) the day after sending by a nationally recognized overnight delivery service (with confirmation of transmission); or (v) 3 days after sending by certified mail (return receipt requested).

For purposes of this Agreement, addresses for notification, unless changed from time to time in writing, shall be:

For EV Charging Service Provider:	For Site Host:

18)	Successors and Assigns

a)	The covenants, conditions and agreements contained herein shall bind and inure to the benefit of EV Charging Service Provider and Site Host and their respective successors and assigns.

19)	Entire Agreement

a)	This Agreement contains all the agreements between the parties hereto and may not be modified in any manner other than by agreement in writing signed by both the parties hereto and their successors in interest.

IN WITNESS WHEREOF, this Agreement is executed by both parties, to become effective on the date last executed.

EV CHARGING SERVICE PROVIDER	SITE HOST

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT A - Electric Vehicle Charging Station Equipment Specifications

EXHIBIT B – Project Site